As filed with the Securities and Exchange Commission on September 17, 2010
Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DIMECO, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	23-2250152
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

820 Church Street, Honesdale, Pennsylvania	18431
(Address of principal executive offices)	(Zip Code)

Dimeco, Inc. 2010 Equity Incentive Plan
(Full Title of the Plan)

Gary C. Beilman, President 820 Church Street Honesdale, Pennsylvania 18431 (570) 253-1970
(Name, address and telephone number, including area code, of agent for service)

Copies to: James C. Stewart, Esq. Richard Fisch, Esq. Malizia Spidi & Fisch, PC 1227 25th Street, N.W. Suite 200 West Washington, D.C. 20037 (202) 434-4660

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock $0.50 par value	125,000	(2)	$36.75	$4,593,750	$327.53

(1)
Includes an indeterminate number of shares which may be necessary to adjust the number of additional shares of Common Stock reserved for issuance pursuant to the Dimeco, Inc. 2010 Equity Incentive Plan (the “Plan”) and being registered herein, as the result of a stock split, stock dividend, reclassification, recapitalization, or similar adjustment(s) of the Common Stock.

(2)	Consists of up to 125,000 shares which may be issued upon the exercise of options and upon the vesting of restricted stock awards.
(3)
Estimated solely for the purpose of calculating the registration fee and calculated pursuant to Rule 457(c) based on the average of the bid and ask prices for the Common Stock of the Registrant as reported on the OTC Bulletin Board on September 16, 2010.

This Registration Statement shall become effective automatically upon the date of filing, in accordance with Rule 462(a) under the Securities Act of 1933.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information. *

Item 2. Registrant Information and Employee Plan Annual Information. *

*The documents containing the information required by Part I of this Registration Statement will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. Such documents are not filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424, in reliance on Rule 428.  These documents, and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Dimeco, Inc. (the “Company”) is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, accordingly, files periodic reports and other information with the Commission. Reports, proxy statements and other information concerning the Company filed with the Commission may be inspected and copies may be obtained (at prescribed rates) from the Commission’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549.

The following documents filed by the Company are incorporated in this Registration Statement by reference (excluding any portion of these documents that has been furnished to and deemed not to be filed with the Commission):

(a)           The description of the Company’s securities contained in the Company’s Registration Statement on Form 8-A (File No. 0-49639), as filed with the Commission on February 26, 2002 and any amendment or report filed thereafter for the purposes of updating such description; and

(b)           The Company’s Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the Commission on March 18, 2010;

(c)           The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010, as filed with the Commission on May 14, and August 13, 2010; and

(d)           Current Reports on Form 8-K filed with the Commission on April 20 and 27 and July 12 and 22, 2010.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

 Sections 1741 through 1747 of the Pennsylvania Business Corporation Law (“PBCL”) set forth circumstances under which directors, officers, employees and agents may be insured or indemnified against liability which they may incur in their capacities as such. The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of the PBCL.

Article 17 of the Bylaws provides a broad range of indemnification for its officers and directors. In essence, officers and directors will be indemnified for any act committed while in the course of their association with the Company provided that the act was in good faith and in a manner reasonably believed to be in, or not opposed to the best interest of the Company. Officers and directors will be presumed to be entitled to indemnification, absent branches of fiduciary duty, lack of good faith or self-dealing and shall be entitled to indemnification unless their conduct is determined by a court to have constituted willful misconduct or recklessness.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

For a list of all exhibits filed or included as part of this Registration Statement, see “Index to Exhibits” at the end of this Registration Statement.

Item 9. Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) do no apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding)  is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Honesdale in the Commonwealth of Pennsylvania, on the 17th day of September, 2010.

DIMECO, INC.
By:	/s/ Gary C. Beilman
Gary C. Beilman
President and Chief Executive Officer (Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of Dimeco, Inc., do hereby severally constitute and appoint Gary C. Beilman as our true and lawful attorney and agent, to do any and all things and acts in our names in the capacities indicated below and to execute any and all instruments for us and in our names in the capacities indicated below which said Gary C. Beilman may deem necessary or advisable to enable Dimeco, Inc., to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the Registration Statement on Form S-8 relating to the registrant, including specifically, but not limited to, power and authority to sign, for any of us in our names in the capacities indicated below, the Registration Statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that said Gary C. Beilman shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated as of the date indicated.
/s/ William E. Schwarz		/s/ Gary C. Beilman
William E. Schwarz Chairman of the Board and Director		Gary C. Beilman President, Chief Executive Officer and Director (Principal Executive Officer)
Date:	September 17, 2010	Date:	September 17, 2010
/s/ Maureen H. Beilman		/s/ Robert E. Genirs
Maureen H. Beilman Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)		Robert E. Genirs Director
Date:	September 17, 2010	Date:	September 17, 2010
/s/ Barbara Jean Genzlinger		/s/ John S. Kiesendahl
Barbara Jean Genzlinger Director		John S. Kiesendahl Vice Chairman of the Board of Directors
Date:	September 17, 2010	Date:	September 17, 2010
/s/ Thomas A. Peifer		/s/ Henry M. Skier
Thomas A. Peifer Director		Henry M. Skier Director
Date:	September 17, 2010	Date:	September 17, 2010
/s/ John F. Spall		/s/ Todd J. Stephens
John F. Spall Director		Todd J. Stephens Director
Date:	September 17, 2010	Date:	September 17, 2010

INDEX TO EXHIBITS

Exhibit	Description

5.1	Opinion as to legality

10.1	Dimeco, Inc. 2010 Equity Incentive Plan

10.2	Form of Restricted Stock Award Agreements

10.3	Form of Incentive Stock Option Agreement

10.4	Forms of Non-Statutory Stock Option Agreement

23.1	Consent of Malizia Spidi & Fisch, PC (included in their opinion filed as Exhibit 5.1)

23.2	Consent of S.R. Snodgrass, A.C.

24.1	Power of Attorney (included as part of signature page)